                                                                        EX-8 (b)

                                 AMENDMENT NO. 1
                             PARTICIPATION AGREEMENT

     The Participation Agreement (the "Agreement"), dated February 10, 1995, by and between AIM Variable Insurance Funds, Inc., a Maryland corporation, and First Citicorp Life Insurance Company, a New York corporation, is hereby amended as follows:

     Schedule A of the Agreement is hereby deleted in its entirety and replaced with the following:

                                   "SCHEDULE A

    ACCOUNTS, POLICIES AND PORTFOLIOS SUBJECT TO THE PARTICIPATION AGREEMENT

Name of Separate Account and Date
Established by Board of Directors:

     First Citicorp Life Variable Annuity Separate Account (July 6, 1994)

Policies Funded by Separate Account:

Portfolios Applicable to Policies:

     AIM V.I. Capital Appreciation Fund
     AIM V.I. Government Securities Fund
     AIM V.I. Growth Fund
     AIM V.I. Growth and Income Fund
     AIM V.I. Value Fund
     AIM V.I. International Equity Fund"

     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective Date: February 3, 1997

                                        AIM VARIABLE INSURANCE FUNDS, INC.


Attest: Nancy L. Martin                 By: /s/ President
        -----------------------------       ------------------------------------
        Assistant Secretary                 President

(SEAL)


                                        FIRST CITICORP LIFE INSURANCE COMPANY


Attest: Richard M. Zuckerman            By: /s/ President
        -----------------------------       ------------------------------------
        Secretary                           President

(SEAL)

                             PARTICIPATION AGREEMENT

                                  BY AND AMONG

                       AIM VARIABLE INSURANCE FUNDS, INC.

                                       AND

                     FIRST CITICORP LIFE INSURANCE COMPANY,

                             ON BEHALF OF ITSELF AND

              FIRST CITICORP LIFE VARIABLE ANNUITY SEPARATE ACCOUNT

     THIS AGREEMENT, made and entered into this 10th day of February, 1995, by and among AIM VARIABLE INSURANCE FUNDS, INC., an open-end, series, management investment company ("AVIF"), and FIRST CITICORP LIFE INSURANCE COMPANY, a New York corporation (the "Company"), on its own behalf and on behalf of the FIRST CITICORP LIFE VARIABLE ANNUITY SEPARATE ACCOUNT and other segregated asset accounts of the Company as set forth on Schedule A attached hereto, as the parties hereto may amend from time to time (each, an "Account," and collectively, the "Accounts").

     WHEREAS, AVIF is a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and its shares are registered under the Securities Act of 1933, as amended (the "1933 Act");

     WHEREAS, AVIF is comprised of nine investment portfolios (the "Funds"), shares of which are currently sold only to insurance company separate accounts to fund benefits under variable annuity contracts;

     WHEREAS, the Funds to be offered by AVIF to the Company and the Accounts are set forth on Schedule A attached hereto, as the parties hereto may amend from time to time (each, a "Portfolio," and, collectively, the "Portfolios");

     WHEREAS, A I M Advisors, Inc. ("AIM Advisors") is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and any applicable state securities law, and is AVIF's investment adviser;

     WHEREAS, the Company will issue certain variable annuity contracts ("Contracts") and/or variable life insurance policies ("Policies") as set forth on Schedule A attached hereto, as the parties hereto may amend from time to time, which Contracts and Policies, if required by applicable law, will be registered under the 1933 Act;

     WHEREAS, each Account is or will be a segregated asset account, duly organized and validly existing under the laws of the State of New York, and established by resolution of the Board of Directors of the Company to set aside and invest assets attributable to the Policies that are allocated to the Accounts;

     WHEREAS, the Company has registered or will register the Accounts as unit investment trusts under the 1940 Act (unless exempt therefrom);

     WHEREAS, A I M Distributors, Inc. (the "Underwriter") is registered as a broker-dealer with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (hereinafter the "1934 Act"), and is a member in good standing of the National Association of Securities Dealers, Inc., (the "NASD");

     WHEREAS, Landmark Funds Broker-Dealer Services, Inc. ("Landmark"), the underwriter for the Policies, is registered as a broker-dealer with the SEC under the 1934 Act and is a member in good standing of the NASD;

     WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in one or more of the Portfolios (the "Shares") on behalf of the Accounts to fund the Contracts and Policies (hereinafter collectively, the "Policies,"); provided, however, that Shares will be sold to Accounts funding variable life insurance policies only following the receipt by AVIF of an exemptive order from the SEC permitting AVIF to be available for investment by separate accounts funding variable life insurance policies ("Mixed Funding") and by separate accounts of insurance companies unaffiliated with the Company ("Shared Funding"); and

     WHEREAS, AVIF intends to sell such Shares to the Accounts at net asset value;

     NOW, THEREFORE, in consideration of their mutual promises, AVIF, and the Company, on behalf of itself and the Accounts, agree as follows:

ARTICLE I. SALE OF TRUST SHARES

1.1. AVIF agrees to sell to the Company those Shares that the Accounts order (based on orders placed by owners of Policies (collectively, "Policy owners") on each Business Day before the time as of which AVIF computes the net asset value of its Shares on that Business Day, as defined below) and that are available for purchase by such Accounts, executing such orders on a daily basis at the net asset value next computed after receipt by AVIF or its designee of the order for the Shares. For purposes of this Section 1.1 Landmark shall be the designee of AVIF for receipt of such orders from Policy owners and receipt by such designee shall constitute receipt by AVIF; provided that AVIF receives notice of such orders by 9:30 a.m. New York time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange (the "NYSE") is open for trading and on which AVIF calculates its net asset value pursuant to the rules of the SEC.

1.2. AVIF agrees to make the Shares available indefinitely for purchase at the applicable net asset value per share by the Company and the Accounts on those days on which AVIF calculates its net asset value pursuant to rules of the SEC, and AVIF shall calculate such net asset value on each day on which the NYSE is open for trading. Notwithstanding the foregoing, the Board of Directors of AVIF (the "Board") may refuse to sell Shares of any Portfolio to the Company and the Accounts, or suspend or terminate the offering of the Shares if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of AVIF's

Board acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary in the best interest of the Shareholders of such Portfolio.

1.3. AVIF agrees that it will sell Shares only to insurance companies that have entered into participation agreements with AVIF (the "Participating Insurance Companies"), the separate accounts of Participating Insurance Companies, qualified pension and retirement plans, and AVIF or its affiliates. In the event AVIF implements Mixed and Shared Funding, AVIF will not sell Shares to any Participating Insurance Company or separate account thereof unless an agreement containing provisions substantially the same as Section 2.7 of Article II, Sections 3.5 and 3.6 of Article III, and Article VII of this Agreement is in effect to govern such sales. The Company will not resell the Shares except to AVIF or its agents.

1.4. AVIF agrees to redeem for cash, on the Company's request, any full or fractional Shares held by the Accounts (based on orders placed by Policy owners on each Business Day before the time as of which AVIF calculates the net asset value of its Shares on that Business Day), executing such request at the net asset value per Share next computed after receipt by AVIF or its designee of the request for redemption. For purposes of this Section 1.4, the Company shall be the designee of AVIF for receipt of requests for redemption from Policy owners and receipt by such designee shall constitute receipt by AVIF, provided that AVIF receives notice of such request for redemption by 9:30 a.m. New York time on the next following Business Day.

1.5. Purchase, redemption and exchange orders placed by the Company shall be placed separately for each Portfolio and shall not be netted. However, with respect to payment of the purchase price by the Company and of redemption proceeds by AVIF, the Company and AVIF shall net purchase and redemption orders with respect to each Portfolio and shall transmit one net payment per Portfolio in accordance with Section 1.6.

1.6. In the event of net purchases, the Company shall pay for the Shares by 2:00 p.m. New York time on the next Business Day after an order to purchase the Shares is made in accordance with the provisions of Section 1.1. hereof. In the event of net redemptions, AVIF shall pay the redemption proceeds by 2:00 p.m. New York time on the next Business Day after an order to redeem the Shares is made in accordance with the provisions of Section 1.4. hereof, or as soon thereafter as is reasonably practicable, and in any event within five calendar days after the date the order is placed in order to enable the Company to pay redemption proceeds within the time specified in Section 22(e) of the 1940 Act. All such payments shall be in federal funds transmitted by wire.

1.7. Issuance and transfer of the Shares will be by book entry only. Stock certificates will not be issued to the Company or any Account. The Shares ordered from AVIF will be recorded in an appropriate title for the Accounts or the appropriate subaccounts of the Accounts.

1.8. AVIF shall furnish same day notice (by wire or telephone followed by written confirmation) to the Company of any dividends or capital gain distributions payable on the Shares. The Company hereby elects to receive all such dividends and distributions as are payable on a Portfolio's Shares in additional Shares of that Portfolio. AVIF shall notify the Company of the number of Shares so issued as payment of such dividends and distributions.

1.9. AVIF shall make the net asset value per share for each Portfolio available to the Company on each Business Day as soon as reasonably practical after the net asset value per Share is calculated and shall use its best efforts to make such net asset value per Share available by 6:30 p.m. New York time. In the event that AVIF is unable to meet the 6:30 p.m. time stated herein, it shall provide additional time for the Company to place orders for the purchase and redemption of Shares. Such additional time shall be equal to the additional time that AVIF takes to make the net asset value available to the Company. If AVIF provides materially incorrect Share net asset value information, the Company shall be entitled to an adjustment to the number of Shares purchased or redeemed to reflect the correct net asset value per Share. Any material error in the calculation or reporting of net asset value per Share, dividend or capital gain information shall be reported promptly upon discovery to the Company.

ARTICLE II. CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1. The Company represents and warrants that the Policies are or will be registered under the 1933 Act or are exempt from or not subject to registration thereunder, and that the Policies will be issued, sold, and distributed in compliance in all material respects with all applicable federal and state laws, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act. The Company further represents and warrants that it is an insurance company duly organized and in good standing under New York law and that it has legally and validly established the Accounts as segregated asset accounts under New York law and has registered or, prior to any issuance or sale of the Policies, will register the Accounts as unit investment trusts in accordance with the provisions of the 1940 Act (unless exempt therefrom) to serve as segregated investment accounts for the Policies, and that it will maintain such registration for so long as any Policies are outstanding. The Company shall amend the registration statements under the 1933 Act for the Policies and the registration statements under the 1940 Act for the Accounts from time to time as required in order to effect the continuous offering of the Policies or as may otherwise be required by applicable law. The Company shall register and qualify the Policies for sale in accordance with the securities laws of the various states only if and to the extent deemed necessary by the Company.

2.2. Subject to Article VI, the Company represents and warrants that the Policies are currently and at the time of issuance will be treated as life insurance, endowment or annuity contracts under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), that it will make every effort to maintain such treatment and that it will notify AVIF immediately upon having a reasonable basis for believing that the Policies have ceased to be so treated or that they might not be so treated in the future.

2.3. The Company represents and warrants that Landmark, the underwriter for the Policies, is a member in good standing of the NASD and is a registered broker-dealer with the SEC. The Company represents and warrants that the Company and Landmark, will sell and distribute such policies in accordance in all material respects with all applicable federal and state securities laws, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act.

2.4. AVIF represents and warrants that the Shares sold pursuant to this Agreement shall be registered under the 1933 Act, that the Shares shall be duly authorized for issuance and sold in compliance with the laws of the State of Maryland and all applicable federal and state securities laws and that AVIF is and shall remain registered as a management investment company under the 1940 Act. AVIF shall amend the registration statement for its Shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its Shares. AVIF shall register and qualify the Shares for sale in accordance with the laws of the various states only if and to the extent it deems necessary.

2.5. AVIF represents and warrants that the Underwriter is a member in good standing of the NASD and is registered as a broker-dealer with the SEC. AVIF represents that AVIF and the Underwriter will sell and distribute the Shares in accordance in all material respects with all applicable state and federal securities laws, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act.

2.6. AVIF represents that it is lawfully organized and validly existing under the laws of the State of Maryland and that it does and will comply in all material respects with the 1940 Act and any applicable regulations thereunder.

2.7. No less frequently than annually, the Company shall submit to the Board such reports, material or data as the Board may reasonably request from time to time so that it may carry out fully the obligations imposed upon it by the conditions contained in any exemptive application filed in the future by AVIF pursuant to which the SEC may grant exemptive relief to permit Mixed and Shared Funding (the "Mixed and Shared Funding Exemptive Order").

ARTICLE III. PROSPECTUS AND PROXY STATEMENTS; VOTING

3.1. AVIF or its designee shall provide the Company such documentation (including a "camera ready" copy of the current prospectus (describing only the Portfolios listed in Schedule A hereto) for the Shares as set in type or, at the request of the Company, as a diskette in the form sent to the financial printer) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Shares is supplemented or amended) to have the prospectus for the Policies and the prospectus for the Shares printed together in one document; the expense of such printing to be borne by the Company. AVIF shall be responsible for providing the prospectus in the format in which it or AVIF is accustomed to formatting prospectuses and shall bear the expense of providing the prospectus in such format (e.g., typesetting expenses), and the Company shall bear the expense of adjusting or changing the format to conform with any of its prospectuses.

3.2. The prospectus for the Shares shall state that the statement of additional information for the Shares is available from AVIF or its designee. AVIF or its designee, at its expense, shall provide a master of such statement of additional information suitable for duplication by the Company, at its expense, for distribution to any owner of a Policy funded by the Shares, to a prospective purchaser who requests such statement or to an owner of a Policy not funded by the Shares.

3.3. AVIF or its designee shall provide the Company camera ready copies, if and to the extent applicable to the Shares, of AVIF's proxy materials, reports to Shareholders and other communications to Shareholders as the Company shall reasonably require for distribution to Policy owners. The Company shall, at its expense, print and distribute such materials to Policy owners.

3.4. Notwithstanding the provisions of Section 3.1., 3.2., and 3.3. above, or of
Article V below, the Company shall pay the expense of printing or providing documents to the extent such cost is considered a distribution expense. Distribution expenses would include by way of illustration, but are not limited to, the printing of the Shares' prospectus or prospectuses for distribution to prospective purchasers or to owners of existing Policies not funded by such Shares.

3.5. AVIF hereby notifies the Company that, in the event that AVIF implements Mixed and Shared Funding, it may be appropriate to include in the prospectus pursuant to which a Policy is offered disclosure regarding the potential risks of Mixed and Shared Funding.

3.6. If and to the extent require by law, the Company shall:

     (a)  solicit voting instructions from Policy owners:

     (b) vote the Shares in accordance with timely instructions received from Policy owners; and

     (c) vote the Shares for which no timely instructions have been received, as well as Shares it owns, in the same proportion as the Shares of such Portfolio for which instructions have been received from Policy owners; so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass through voting privileges for Policy owners. The Company will in no way recommend action in connection with or oppose or interfere with the solicitation of proxies for the Shares held for such Policy owners. The Company reserves the right to vote shares held in any Account in its own right, to the extent permitted by law. The Company shall be responsible for assuring that each of their separate accounts holding Shares calculates voting privileges in a manner consistent with that of other Participating Insurance Companies or in the manner required by any Mixed and Shared Funding Exemptive Order that AVIF may obtain in the future. AVIF will notify the Company of any changes of interpretations or amendments to any Mixed and Shared Funding Exemptive Order it obtains in the future.

ARTICLE IV. SALES MATERIAL AND INFORMATION

4.1. The Company shall furnish, or shall cause to be furnished, to AVIF or its designee, each piece of sales literature or other promotional material in which AVIF, AIM Advisors, any other investment adviser to AVIF, or any affiliate of AVIF are named, at least five (5) Business Days prior to its use. No such material shall be used if AVIF, AIM Advisors or their respective designees reasonably objects to such use within five (5) Business Days after receipt of such material.

4.2. The Company shall not give any information or make any representations or statement on behalf of AVIF, AIM Advisors, any other investment adviser to AVIF, or any affiliate of AVIF in connection with the sale of the Policies other than the information or representations contained in the registration statement, prospectus or statement of additional information for the Shares, as such registration statement, prospectus and statement of additional information may be amended or supplemented from time to time, or in reports or proxy statements prepared by or for AVIF, or in sales literature or other promotional material approved by AVIF, AIM Advisors, or their respective designees, except with the permission of AVIF, AIM Advisors, or their respective designees. AVIF agrees, and shall cause AIM Advisors and their respective designees, to respond to any request for approval on a prompt and timely basis. The Company shall adopt and implement procedures reasonably designed to ensure that information concerning AVIF, AIM Advisors, or any of their affiliates which is intended for use only by brokers or agents selling the Policies (i.e., information that is not intended for distribution to Policy owners or prospective Policy owners) is so used, and neither AVIF, AIM Advisors nor any of their affiliates shall be liable for any losses, damages or expenses relating to the improper use of such broker only materials.

4.3. AVIF or its designee shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material in which the Company and/or the Accounts is named, at least five (5) Business Days prior to its use. No such material shall be used if the Company or its designee reasonably objects to such use within [five (5)] Business Days after receipt of such material.

4.4. AVIF shall not give any information or make any representations on behalf of the Company or concerning the Company, the Accounts, or the Policies in connection with the sale of the Policies other than the information or representations contained in a registration statement, prospectus, or statement of additional information for the Policies, as such registration statement, prospectus and statement of additional information may be amended or supplemented from time to time, or in reports for the Accounts, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company. The Company agrees to respond to any request for approval on a prompt and timely basis. The parties hereto agree that this Section 4.4. is neither intended to designate nor otherwise imply that AVIF is an underwriter or distributor of the Policies.

4.5. The Company and AVIF (or their designees) will each provide to the other at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Accounts or the Policies, or to AVIF or its Shares, prior to or contemporaneously with the filing of such document with the SEC or other regulatory authorities. The Company and AVIF shall also each promptly inform the other of the results of any examination by the SEC (or other regulatory authorities) that relates to the Accounts or the Policies, AVIF or its Shares, and the party that was the subject of the examination shall provide the other party with a copy of relevant portions of any "deficiency letter" or other correspondence or written report regarding any such examination.

4.6. AVIF will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Portfolio, and of any material change in AVIF's registration statement. AVIF will cooperate with the Company so as to enable the Company to solicit proxies from Policy owners or to make corresponding changes to the Policy prospectus, statement of additional information or registration statement, in an orderly manner. AVIF will make reasonable efforts to attempt to have changes affecting Policy prospectuses become effective simultaneously with the annual updates for such prospectuses.

4.7. For purposes of this Article IV and Article VIII, the phrase "sales literature or other promotional material" includes but is not limited to advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), and sales literature (such as brochures, circulars, reprints or excerpts or any other advertisement, sales literature, or published articles), distributed or made generally available to customers or the public, educational or training materials or communications distributed or made generally available to some or all agents or employees.

ARTICLE V. FEES AND EXPENSES

5.1. AVIF shall pay no fee or other compensation to the Company under this Agreement, and the Company shall pay no fee or other compensation to AVIF, except that if AVIF or any Portfolio adopts and implements a plan pursuant to Rule 12b-1 under the 1940 Act to finance distribution and shareholder servicing expenses, then, subject to obtaining any required exemptive orders or regulatory approvals, AVIF may make payments to the Company or to the underwriter for the Policies if and in amounts agreed to by AVIF in writing. The Company, however, shall, in accordance with the allocation of expenses specified in Articles III and V hereof, reimburse AVIF for expenses initially paid by AVIF or its designee but allocated to the Company. In addition, nothing herein shall prevent the parties hereto from otherwise agreeing to perform, and arranging for appropriate compensation for, other services relating to the Portfolios and/or to the Accounts.

5.2. AVIF or its designee shall bear the expenses for the cost of registration and qualification of the Shares under all applicable federal and state laws, including preparation and filing of AVIF's registration statement, and payment of filing fees and registration fees; preparation and filing of AVIF's proxy materials and reports to Shareholders; setting in type its prospectus and statement of additional information, including any amendments or supplements thereto (to the extent provided by and as determined in accordance with Article III above); setting in type the proxy materials, reports and other communications to Shareholders (to the extent provided by and as determined in accordance with Article III above); the preparation of all statements and notices required of AVIF by any federal or state law with respect to its Shares; any taxes on the issuance or transfer of the Shares; and any expenses permitted to be paid or assumed by AVIF pursuant to a plan, if any, under Rule 12b-1 under the 1940 Act. AVIF shall not bear any expenses of marketing the Policies.

5.3. The Company shall bear the expenses of printing and distributing the prospectus and statement of additional information, including any amendments or supplements thereto, relating to Portfolio Shares in connection with existing Policy owners and new sales of the Policies and of printing and distributing AVIF's Shareholder proxy materials, reports and other communications to existing Policy owners. The Company shall bear all expenses associated with the registration, qualification, and filing of the Policies under applicable federal securities and state insurance laws; the cost of preparing, printing and distributing the Policy prospectus and statement of additional information; and the cost of preparing, printing and distributing annual individual account statements for Policy owners as required by state insurance laws.

ARTICLE VI. DIVERSIFICATION AND RELATED LIMITATIONS

6.1. AVIF, on behalf of each Portfolio, represents and warrants that it will use every effort to comply with the diversification requirements of Section 817(h)(1) of the Code and Treas. Reg. 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts, as they may be amended from time to time (and any revenue rulings, revenue procedures, notices, and other published announcements of the Internal Revenue Service interpreting these sections) as if those requirements applied directly to each such Portfolio. In the event that any Portfolio is not so diversified at the end of any applicable quarter, AVIF will notify the Company and will use every effort to adequately diversify the Portfolio so as to achieve compliance within the grace period afforded by Treas. Reg. 1.817-5.

6.2. AVIF represents that each Portfolio will elect to be qualified as a regulated investment company under Subchapter M of the Code and that best efforts will be made to maintain such qualification (under Subchapter M or any successor or similar provision) and that AVIF or its designee will notify the Company promptly upon having a reasonable basis for believing that any Portfolio has ceased to so qualify or that any Portfolio might not so qualify in the future.

6.3. The Company agrees that if the Internal Revenue Service ("IRS") asserts in writing in connection with any governmental audit or review of the Company or, to the Company's knowledge, of any Policy owner, that any Portfolio has failed to comply with the diversification requirements of section 817(h) of the Code or the Company otherwise becomes aware of any facts that could give rise to any claim against AVIF or its affiliates as a result of such a failure or alleged failure, (i) the Company shall promptly notify AVIF of such assertion or potential claim; (ii) the Company shall consult with AVIF as to how to minimize any liability that may arise as a result of such failure or alleged failure;
(iii) the Company shall use its best efforts to minimize any liability of AVIF or its affiliates resulting from such failure, including, without limitation, demonstrating, pursuant to Treasury Regulations Section 1.817-5(a)(2), to the Commissioner of the IRS that such failure was inadvertent; (iv) the Company shall permit AVIF, its affiliates and their legal and accounting advisors to participate in any conferences, settlement discussions or other administrative or judicial proceeding or contests (including judicial appeals thereof) with the IRS, any Policy owner or any other claimant regarding any claims that could give rise to liability to AVIF or its affiliates as a result of such a failure or alleged failure; (v) any written materials to be submitted by the Company to the IRS, any Policy owner or any other claimant in connection with any of the foregoing proceedings or contests (including, without limitation, any such materials to be submitted to the IRS pursuant to Treasury Regulations Section 1.817-5(a)(2)), (a) shall be provided by the Company to AVIF (together with any supporting information or analysis) at least ten (10) business days prior to the day on which such proposed materials are to be submitted and (b) shall not be submitted by the Company to any such person without the express written consent of AVIF which shall not be unreasonably withheld; (vi) the Company shall provide AVIF or its affiliates and their accounting and legal advisors with such cooperation as AVIF shall reasonably request (including, without limitation, by permitting AVIF and its accounting and legal advisors to review the relevant books and records of the Company) in order to facilitate review by AVIF or its advisors of any written submissions provided to it pursuant to the preceding clause or its assessment of the validity or amount of any claim against its arising from such a failure or alleged failure; (vii) the Company shall not with respect to any claim of the IRS or any Policy owner that would give rise to a claim against AVIF or its affiliates (a) compromise or settle any claim, (b) accept any adjustment on audit, or (c) forego any allowable judicial appeals, without the express written consent of AVIF or its affiliates, which shall not be unreasonably withheld, provided that the Company shall not be required to appeal any adverse judicial decision unless AVIF or its affiliates shall have provided an opinion of independent counsel to the effect that a reasonable basis exists for taking such appeal; and (viii) AVIF and its affiliates shall have no liability as a result of such failure or alleged failure if the Company fails to comply with any of the foregoing clauses (i) through (vii), and such failure could be shown to have materially contributed to the liability. Should AVIF or any of its affiliates refuse to give its written consent to any compromise or settlement of any claim or liability hereunder, the Company may, in its discretion, authorize AVIF or its affiliates to act in the name of the Company in, and to control the conduct of, such conferences, discussions, proceedings, contests or appeals and all administrative or judicial appeals thereof, and in that event AVIF or its affiliates shall bear the fees and expenses associated with the conduct of the proceedings that it is so authorized to control; provided further that in no event shall any liability to the Company exceed the amount which would have otherwise attached had the proposed settlement or compromise been accepted by AVIF.

ARTICLE VII. POTENTIAL MATERIAL CONFLICTS

7.1. The parties hereto agree that the provisions of this Article VII shall apply if and only if AVIF implements Mixed and Shared Funding pursuant to an exemptive order from the SEC or otherwise. AVIF agrees that the Board, constituted with a majority of disinterested Directors, will monitor each Portfolio for the existence of any material irreconcilable conflict between the interests of the variable annuity contract owners and the variable life insurance policy owners (collectively, "Participants") of the Participating Insurance Companies investing in AVIF. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance or other regulatory authority; (b) a change in applicable federal or state insurance, tax or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance policy Participants or by Participants of different Participating Insurance Companies; or (f) a decision by a Participating Insurance Company to disregard the voting instructions of Participants. The Board shall have the sole authority to determine if a material irreconcilable conflict exists, and such determination shall be binding on the Company only if approved in the form of a resolution by a majority of the Board, or a majority of the disinterested Directors of the Board. The Board will give prompt notice of any such determination to the Company.

7.2. The Company agrees that it will be responsible for assisting the Board in carrying out its responsibilities under the conditions set forth in any exemptive application pursuant to which the SEC has granted the Mixed and Shared Funding Exemptive Order by providing the Board, as it may reasonably request, with all information necessary for the Board to consider any issues raised and agrees that it will be responsible for promptly reporting any potential or existing conflicts of which it is aware to the Board including, but not limited to, an obligation by the Company to inform the Board whenever Participant voting instructions are disregarded. The Company agrees to carry out these responsibilities with a view only to the interests of the Participants. The Company also agrees that, if a material irreconcilable conflict arises, it will at its own cost remedy or eliminate such conflict up to and including (a) withdrawing the assets allocable to some or all of the Accounts from AVIF or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of AVIF, or submitting to a vote of all affected Participants whether to withdraw assets from AVIF or any Portfolio and reinvesting such assets in a different investment medium and, as appropriate, segregating the assets attributable to any appropriate group of Participants that votes in favor of such segregation, or offering to any of the affected Participants the option of segregating the assets attributable to their contracts or policies, and (b) establishing a new registered management investment company and segregating the assets underlying the Policies, unless a majority of Policy owners materially adversely affected by the conflict have voted to decline the offer to establish a new registered management investment company.

7.3. A majority of the disinterested Directors of the Board shall determine whether any proposed action by the Company adequately remedies any material irreconcilable conflict. In the event that the Board determines that any proposed action does not adequately remedy any material irreconcilable conflict, the Company will withdraw from investment in AVIF each of the Accounts designated by the disinterested Directors and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required to remedy any such material irreconcilable conflict as determined by a majority of the disinterested Directors of the Board.

7.4. If a material irreconcilable conflict arises because of the Company's decision to disregard contractowner voting instructions, and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the election of AVIF, to withdraw its Account(s) investments herein, and no charge or penalty will be imposed as a result of such withdrawal. Any such withdrawal must take place within six (6) months after AVIF's Board informs the Company that it has determined that such decision has created a material irreconcilable conflict, and until such withdrawal AVIF shall continue to accept and implement orders by the Company for the purchase and redemption of shares of AVIF.

7.5. If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the Account's investment in AVIF within six (6) months after AVIF's Board informs the Company that it has determined that such decision has created a material irreconcilable conflict, and until such withdrawal AVIF shall continue to accept and implement orders by the Company for the purchase and redemption of shares of AVIF.

7.6. The Company agrees that any remedial action taken by it in resolving any material irreconcilable conflict will be carried out at its expense and with a view only to the interests of Policy owners.

7.7. For purposes hereof, a majority of the disinterested Directors will determine whether or not any proposed action adequately remedies any material irreconcilable conflict. In no event, however, will AVIF or AIM Advisors be required to establish a new funding medium for any Policies.

7.8. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to Mixed or Shared Funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed Shared Funding Exemptive Order, then (a) AVIF and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 2.7, 3.5, 3.6 and 7.1 through 7.8 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

ARTICLE VIII. INDEMNIFICATION

8.1. Indemnification by the Company

     The Company agrees to indemnify and hold harmless AVIF, AIM Advisors, any affiliates of AVIF, and each of their respective directors/trustees, officers and each person, if any, who controls AVIF or AIM Advisors within the meaning of
Section 15 of the 1933 Act, and any agents or employees of the foregoing (each an "Indemnified Party," or collectively, the "Indemnified Parties" for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or expenses (including reasonable counsel fees) to which an Indemnified Party may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Shares or the Policies and;

(a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus or statement of additional information for the Policies or contained in the Policies or sales literature or other promotional material for the Policies (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reasonable reliance upon and in conformity with information furnished to the Company or its designee by or on behalf of AVIF or any affiliate of AVIF for use in the registration statement, prospectus or statement of additional information for the Policies or in the Policies or sales literature or other promotional material (or any amendment or supplement) or otherwise for use in connection with the sale of the Policies or Shares; or

(b) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, statement of additional information or sales literature or other promotional material of AVIF not supplied by the Company or its designee, or persons under its control and on which the Company has reasonably relied) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Policies or Shares; or

(c) arise out of any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus, statement of additional Information, or sales literature or other promotional literature of AVIF, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to AVIF by or on behalf of the Company; or

(d) arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company; or

(e) arise as a result of any failure by the Company to provide the services and furnish the materials under the terms of this Agreement, as limited by and in accordance with the provisions of this Article VIII.

8.2. Indemnification by AVIF

     AVIF agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act, and any agents or employees of the foregoing (each an "Indemnified Party," or collectively, the "Indemnified Parties" for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of AVIF) or expenses (including reasonable counsel fees) to which any Indemnified Party may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Shares or the Policies and:

(a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus, statement of additional information or sales literature or other promotional material of AVIF (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reasonable reliance upon and in conformity with information furnished to AVIF, AIM Advisors, the Underwriter or their respective designees by or on behalf of the Company for use in the registration statement, prospectus or statement of additional information for AVIF or in sales literature or other promotional material for AVIF (or any amendment or supplement) or otherwise for use in connection with the sale of the Policies or Shares; or

(b) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, statement of additional information or sales literature or other promotional material for the Policies not supplied by AVIF, AIM Advisors, the Underwriter or any of their respective designees or persons under their respective control and on which any such entity has reasonably relied) or wrongful conduct of

AVIF or persons under its control, with respect to the sale or distribution of the Policies or Shares; or

(c) arise out of or result from any material breach of any representation and/or warranty made by AVIF in this Agreement or arise out of or result from any other material breach of this Agreement by AVIF; or

(d) arise out of or result from the materially incorrect or untimely calculation or reporting of the daily net asset value per share or dividend or capital gain distribution rate; or

(e) arise as a result of any failure by AVIF to provide the services and furnish the materials under the terms of the Agreement, as limited by and in accordance with the provisions of this Article VIII.

8.3. In no event shall AVIF be liable under the indemnification provisions contained in this Agreement to any individual or entity, including without limitation, the Company, or any Participating Insurance Company or any Policy owner, with respect to any losses, claims, damages, liabilities or expenses that arise out of or result from (i) a breach of any representation, warranty, and/or covenant made by the Company hereunder or by any Participating Insurance Company under an agreement containing substantially similar representations, warranties and covenants; (ii) the failure by the Company or any Participating Insurance Company to maintain its segregated asset account (which invests in any Portfolio) as a legally and validly established segregated asset account under applicable state law and as a duly registered unit investment trust under the provisions of the 1940 Act (unless exempt therefrom); or (iii) the failure by the Company or any Participating Insurance Company to maintain its variable annuity and/or variable life insurance contracts (with respect to which any Portfolio serves as an underlying funding vehicle) as life insurance, endowment or annuity contracts under applicable provisions of the Code.

8.4. Neither the Company nor AVIF shall be liable under the indemnification provisions contained in this Agreement with respect to any losses, claims damages, liabilities or expenses to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, willful misconduct, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement.

8.5. Promptly after receipt by an Indemnified Party under this Section 8.5. of commencement of action, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party ("Indemnifying Party") under this section, notify the indemnifying party of the commencement thereof; but the omission so to notify the Indemnifying Party will not relieve it from any liability which it may have to any Indemnified Party otherwise than under this Article

VIII. In case any such action is brought against any Indemnified Party, and it notified the Indemnifying Party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such Indemnified Party. After notice from the Indemnifying Party of its intention to assume the defense of an action, the Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the Indemnifying Party shall not be liable to such Indemnified Party under this section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

8.6. Each party agrees promptly to notify the other party of the commencement of any litigation or proceeding against it or any of its respective officers, directors, trustees, employees or 1933 Act control persons in connection with this Agreement, the issuance or sale of the Policies, the operation of the Accounts, or the sale or acquisition of Shares.

8.7. A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Article VIII. The indemnification provisions contained in this Article VIII shall survive any termination of this Agreement.

ARTICLE IX. APPLICABLE LAW

9.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Maryland.

9.2. This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE X. NOTICE OF FORMAL PROCEEDINGS

     AVIF and the Company agree that each shall promptly notify the other, in writing, of the institution of any formal proceedings brought against such party or its designees by the NASD, the SEC, or any insurance department or any other regulatory body regarding such party's duties under this Agreement or related to the sale of the Policies, the operation of the Accounts, or the purchase of the Shares.

ARTICLE XI. TERMINATION

11.1. This Agreement shall terminate with respect to the Accounts, or one, some, or all Portfolios:

(a) at the option of the Company to the extent that the Shares of Portfolios are not "appropriate funding vehicles" for the Policies, as reasonably determined by the Company. Without limiting the generality of the foregoing, the Shares of a Portfolio would not be "appropriate funding vehicles" if, for example, such Shares did not meet the diversification or other requirements referred to in
Article VI hereof. Prompt notice of the election to terminate for such cause and an explanation of such cause shall be furnished to AVIF by the Company; or

(b) at the option of AVIF if the Policies issued by the Company cease to qualify as annuity contracts or life insurance contracts under the Code (other than by reason of a Portfolio's noncompliance with Section 817(h) or Subchapter M of the
Code) or if interests in the Accounts under the Policies are not registered, where required, and, in all material respects, are not issued or sold in accordance with applicable federal or state law. Prompt notice of the election to terminate for such cause and an explanation of such cause shall be furnished to the Company by AVIF; or

(c) at the option of AVIF upon institution of formal proceedings against the Company by the NASD, the SEC, or any insurance department or any other regulatory body regarding the Company's duties under this Agreement or related to the sale of the Policies, the operation of the Accounts, or the purchase of the Shares; or

(d) at the option of the Company upon institution of formal proceedings against AVIF by the NASD, the SEC, or any state securities or insurance department or any other regulatory body regarding AVIF's duties under this Agreement or related to the sale of the Shares; or

(e) at the option of the Company or AVIF upon receipt of any necessary regulatory approvals and/or the vote of the Policy owners having an interest in the Accounts (or any subaccounts) to substitute the shares of another investment company for the corresponding Portfolio Shares in accordance with the terms of the Policies for which those Portfolio Shares had been selected to serve as the underlying investment media. The Company will give thirty (30) day's prior written notice to AVIF of the date of any proposed vote or other action taken to replace the Shares; or

(f) at the option of AVIF, upon 30 days' written notice, if the Board of AVIF determines, in its sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(g) at the option of the Company, upon 30 days' written notice, if the Company determines, in its sole judgment exercised in good faith, that AVIF has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(h) at the option of any party to this Agreement, upon another party's material breach of any provision of this Agreement; or

(i) upon assignment of this Agreement, unless made with the written consent of the parties hereto.

11.2. Unless otherwise specified in Section 11.1, the party terminating the Agreement shall provide the other at least 30 days notice to the other party. The notice shall specify the Portfolio or Portfolios, Policies and, if applicable, the Accounts as to which the Agreement is to be terminated.

11.3. Except as necessary to implement Policy owner initiated transactions, or as required by state insurance laws or regulations, the Company shall not redeem the Shares attributable to the Policies (as opposed to the Shares attributable to the Company's assets held in the Accounts), and the Company shall not prevent Policy owners from allocating payments to a Portfolio that was otherwise available under the Policies, until six (6) months after the Company shall have notified AVIF of its intention to do so and until 24 full calendar months shall have expired from the date on which an Account first invested in any Portfolio.

11.4. Notwithstanding any termination of this Agreement, AVIF shall, at the option of the Company, continue to make available additional shares of the Portfolios pursuant to the terms and conditions of this Agreement, for all Policies in effect on the effective date of termination of this Agreement (the "Existing Policies"), except as otherwise provided under Article VII of this Agreement. Specifically, without limitation, the owners of the Existing Policies shall be permitted to transfer or reallocate investment under the Policies, redeem investments in any Portfolio and/or invest in AVIF upon the making of additional purchase payments under the Existing Policies.

ARTICLE XII. NOTICES

     Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

     If to AVIF:

          AIM Variable Insurance Funds, Inc.
          11 Greenway Plaza, Suite 1919
          Houston, TX 77046
          Attn: Nancy L. Martin, Esq.

     If to the Company:

          Citicorp Insurance Group
          Citibank, N.A.
          One Court Square
          Long Island City, NY 11120
          Attn: Alan F. Liebowitz, Senior Vice President,
                General Counsel and Secretary

ARTICLE XIII. MISCELLANEOUS

13.1. Subject to the requirement of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the Policy owners and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement or as otherwise required by applicable law or regulation, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as it may come into the public domain.

13.2. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

13.3. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

13.4. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

13.5. The Schedule attached hereto, as modified from time to time, is incorporated herein by reference and is part of this Agreement.

13.6. Each party hereto shall cooperate with each other party in connection with inquiries by appropriate governmental authorities (including without limitation the SEC, the NASD, and state insurance regulators) relating to this Agreement or the transactions contemplated hereby.

13.7. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under federal and state laws.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified above.

AIM VARIABLE INSURANCE FUNDS, INC.


By: /s/ President
    ---------------------------------
Title: President


FIRST CITICORP LIFE INSURANCE
COMPANY,
on behalf of itself and
FIRST CITICORP LIFE VARIABLE ANNUITY
SEPARATE ACCOUNT


By: /s/ Vice President
    ---------------------------------
Title: V.P.

                                   SCHEDULE A

    ACCOUNTS, POLICIES AND PORTFOLIOS SUBJECT TO THE PARTICIPATION AGREEMENT

Name of Separate Account and Date
Established by Board of Directors:

     First Citicorp Life Variable Annuity Separate Account (July 6, 1994)

Policies Funded by Separate Account:

Portfolios Applicable to Policies:

     AIM V.I. Capital Appreciation Fund